Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

THIRD QUARTER 2024 RESULTS

MILWAUKEE, Wis., November 5, 2024 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended September 30, 2024.

THIRD QUARTER 2024 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $135.4 million, a decrease of 14.4%
●	Net income of $3.0 million, or $0.14 per diluted share, an increase of $1.6 million, or $0.07 per diluted share
●	Non-GAAP Adjusted Diluted EPS of $0.21, flat to the prior-year period
●	Adjusted EBITDA of $17.1 million, a decrease of 11.2%
●	Adjusted EBITDA margin of 12.6%, an increase of 50 bps
●	Free Cash Flow of $15.1 million, a decrease of $1.0 million
●	Ratio of debt to trailing twelve-month Adjusted EBITDA of 1.6x as of September 30, 2024
●	Announced the permanent closure of the Wautoma, WI facility
●	MEC received a gross payment of $25.5 million from the former fitness customer in the fourth quarter resolving lawsuit

MANAGEMENT COMMENTARY

“During the third quarter, we took decisive action to successfully navigate a soft near-term demand environment, while continuing to deliver strong execution on our strategic priorities, as outlined within our MBX framework,” stated Jag Reddy, President and Chief Executive Officer.  “Order activity troughed during the third quarter, as customers took corrective action to de-stock channel inventories amid a period of lower consumption. In response, we deployed a series of cost rationalization initiatives that, in combination, positioned us to deliver a solid Adjusted EBITDA margin performance and continued free cash flow generation during the period.”

“Customer order activity decelerated meaningfully beginning in August, and has since stabilized during the fourth quarter, albeit at a lower level than we anticipated entering 2024,” continued Reddy. “In response to the current demand environment, we introduced a series of cost rationalization initiatives halfway through the third quarter, including the reduction of production days, an approximate 12% reduction in our labor force, the permanent closure of our Wautoma manufacturing facility planned for the fourth quarter and other cost reduction actions, the combination of which is expected to result in an estimated $0.6 million of restructuring expense in the fourth quarter and $1.0 to $3.0 million in annualized cost savings.”

“Given third quarter softness in customer demand, we have reduced our full year 2024 net sales and Adjusted EBITDA guidance by 7% and 13%, respectively, at the midpoint of the range,” stated Reddy. “Our guidance accounts for reduced order activity during the second half of 2024, partially offset by recent cost actions, operational excellence initiatives, and commercial wins. As end customer equipment financing rates decline over the coming quarters, we anticipate a corresponding normalization in customer order activity and broader-end market demand beginning in the first half of 2025.”

“While our third quarter performance was below expectations, we continue to advance initiatives to grow market share across our key vertical markets, while deploying operational rigor across the organization, consistent with the strategy outlined at our Investor Day,” continued Reddy. “These actions, together with realized synergies from our MSA acquisition, position us to achieve our 2026 financial targets of $750 million to $850 million of net sales and Adjusted EBITDA margins of between 14% and 16%.”

“As previously announced, we settled an ongoing legal dispute with one of our former customers, which resulted in MEC receiving a gross cash settlement of $25.5 million in the fourth quarter of this year,” said Reddy. “I am pleased with this outcome, and I am grateful for the hard work of our team in helping us resolve this matter in a way that benefits all stakeholders. We will utilize some of the proceeds of the settlement to pay down debt and a portion of the proceeds for share repurchases. Our strengthening financial position will allow us to further focus on the execution of our long-term strategy going forward."

“Our strong, consistent free cash flow generation continues to provide us with significant balance sheet optionality,” continued Reddy. “Exiting the third quarter, our net leverage stood at 1.6x, well within our targeted range of 1.5 to 2.0x, while total cash and availability on our credit facility was more than $135 million. We remain highly disciplined in our approach to capital allocation, prioritizing debt repayment, opportunistic share repurchases, and accretive strategic acquisitions with compelling synergy potential. Entering the next demand cycle, MEC remains focused on targeted organic and inorganic expansion within high-value, emerging growth markets that position us to create long-term value for both our shareholders and customers.”

PERFORMANCE SUMMARY

Net sales decreased by 14.4% on a year-over-year basis in the third quarter 2024, due to a decrease in customer demand across all the Company’s key end-markets and customer de-stocking channel inventory, partly offset by incremental volumes associated with ongoing new project ramp-ups.

Manufacturing margin was $17.1 million in the third quarter of 2024, or 12.6% of net sales, as compared to $19.0 million, or 12.0% of net sales, in the prior year period.  The year-over-year decrease in manufacturing margin was primarily attributable to lower customer demand, partially offset by the Company’s MBX initiatives, commercial pricing actions and self-help initiatives, most notably, a 12% reduction in its labor force. These efforts resulted in a 60 basis-point improvement in manufacturing margin as a percentage of net sales.

Other selling, general and administrative expenses were $7.6 million in the third quarter of 2024 as compared to $8.6 million for the same prior year period.  The decrease in these expenses during the third quarter primarily reflects the reduction in legal costs associated with litigation with the former fitness customer and non-recuring costs associated with the acquisition of Mid-States Aluminum in the prior year period.

Interest expense was $2.7 million in the third quarter of 2024, as compared to $3.9 million in the prior year period, due to a decrease in borrowings and lower interest rates relative to the prior year period.

Net income for the third quarter of 2024 was $3.0 million, or $0.14 per diluted share, versus $1.4 million, or $0.07 per diluted share, in the prior-year period.

MEC reported Adjusted EBITDA of $17.1 million in the third quarter of 2024, or 12.6% of net sales, versus $19.2 million, or 12.1% of net sales, in the prior-year period.  The decrease in Adjusted EBITDA reflects the impact of reduced customer demand, while the increase in Adjusted EBITDA margin was driven by the Company’s efforts to reduce costs in response to customer demand.

Third quarter Adjusted net income was $4.5 million, or $0.21 per diluted share, versus $4.2 million, or $0.21 per diluted share, in the prior year period. Adjusted net income reflects a decrease in income from operations, which was partially offset by lower interest expense and a lower tax rate.

Free cash flow during the third quarter of 2024 was $15.1 million as compared to $16.1 million in the prior year period. The decrease in free cash flow was primarily attributable to a $1.6 million decrease in net cash provided by operating activities, partially offset by a $0.6 million reduction in capital expenditures.

END MARKET UPDATE

	Three Months Ended
	September 30,
	2024	2023
Commercial Vehicle	$51,612	$57,264
Construction & Access	20,110	26,296
Powersports	21,605	25,143
Agriculture	10,358	15,029
Military	6,968	10,960
Other	24,739	23,525
Net Sales	$135,392	$158,217

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $51.6 million in the third quarter of 2024, a decrease of 9.9% versus the prior-year period. The decrease in net sales to this end market during the quarter was attributable to an expected decline in customer demand. The successful execution of the Company’s organic growth strategy delivered above-market growth for this end-market as overall commercial vehicle demand fell by 11.1% year-over-year during the quarter.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $20.1 million in the third quarter of 2024, a decrease of 23.5% versus the prior-year period. The decrease in sales was primarily due to reduced customer demand, channel de-stocking and production cuts.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $21.6 million in the third quarter of 2024, a decrease of 14.1% versus the prior-year period. The decrease in sales was the result of softening consumer demand and customer channel de-stocking and production cuts.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $10.4 million in the third quarter of 2024, a decrease of 31.1% versus the prior-year period. The decrease in sales reflects a reduction in demand across both large-ag and small-ag end markets as customers de-stock their channels and cut production.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $7.0 million in the third quarter of 2024, a decrease of 36.4% versus the prior-year period. The decrease in net sales compared to the prior year was primarily attributable to the expected roll-off of certain aftermarket programs at the end of 2023.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to other end markets for the third quarter of 2024 were $24.7 million, an increase of 5.2% year-over-year.

STRATEGIC UPDATE

During the third quarter, MEC continued the successful execution of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to drive sustained operational and commercial excellence across all aspects of the organization.  MEC expects that this value creation framework will drive total net sales to between $750 to $850 million, Adjusted EBITDA margin expansion to between 14% to 16% and free cash flow to between $65 to $75 million by year-end 2026.

●	Drive a High-Performance Culture. The Company is focused on effectuating cultural change across the organization by implementing performance-based metrics, lean daily management and other process-oriented strategies. Through these efforts, the Company is building a high-performance culture capable of driving improved performance, asset utilization and cost optimization. During the third quarter, the Company continued the implementation and alignment of processes and best practices across the enterprise to drive strategic execution. Additionally, the Company conducted an anonymous culture survey to gather employee feedback to assist with building an action plan to further ingrain the Company’s values and continue to improve the organization and culture.
●	Drive Operational Excellence. The Company is focused on leveraging technologies and capabilities to increase productivity and reduce costs across the value chain. The Company intends to achieve this objective through the implementation of lean initiatives such as value stream mapping, sales, inventory, and operations planning (SIOP), and further optimization of its supply chain and procurement strategies. The Company’s operational excellence initiatives also focus on improving fixed cost absorption, labor productivity and inventory efficiency by leveraging its recent investments in advanced manufacturing capabilities and automation. As of the end of the third quarter of 2024, the Company has held 100 MBX kaizen events which contributed to improved margins and inventory optimization. The Company also realized a significant year-over-year improvement in working capital efficiencies due to improvements in days sales outstanding and inventory days-on-hand. Additionally, the Company recognized $1.5 million, net of inflation, in year-over-year pricing improvements as a result of its on-going commercial pricing initiatives.
●	Drive Commercial Expansion. The Company is focused on driving commercial growth through an integrated, solutions-oriented approach that leverages its full suite of design, prototyping, and aftermarket services; an expansion of its fabrication capabilities beyond steel, with an emphasis on lightweight aluminum, plastics and composites; diversification within high-growth energy transition markets; further market penetration within existing end markets; and the implementation of value-based pricing. During the third quarter of 2024, MEC made substantial progress in growing its share of wallet with existing customers with multiple multi-year contract wins with major customers in the commercial vehicle, powersports and other end-markets. As of the end of the third quarter, the Company has booked approximately $80 million in new project wins, inclusive of replacement products for end-of-life programs with launches occurring over the next two years. The Company continues to evaluate opportunistic acquisition opportunities to further expand its differentiated suite of capabilities and diversify into high-growth end-markets, including data center and energy transition.
●	Drive Human Resource Optimization. The Company remains focused on the recruitment and retention of skilled, experienced employees to support the growth of its business. This component of the MBX value creation framework is designed to provide competitive, performance-based incentives; develop high-potential candidates for internal development and advancement; ensure business continuity through multi-tiered succession planning; and to ensure a stable recruiting pipeline. During the third quarter, the Company implemented a new tuition reimbursement program.

BALANCE SHEET UPDATE

As of September 30, 2024, MEC had debt outstanding of $114.2 million and total cash and availability on its senior secured revolving credit facility of $250.01 million. During the third quarter of 2024, the Company repaid $11.0 million of debt incurred in conjunction with the MSA acquisition. At the end of the third quarter, the ratio of debt to trailing twelve-month Adjusted EBITDA was 1.6x.

FINANCIAL GUIDANCE

Today, the Company reiterated its guidance for full year 2024 Free Cash Flow and updated its financial guidance for full year Net Sales and Adjusted EBITDA.  All guidance is current as of the time provided and is subject to change.

	FY 2023	FY 2024 Forecast			Prior FY 2024 Forecast
(in Millions)	Actual	Low	Mid	High	Low	Mid	High
Net Sales	$588.4	$580	$585	$590	$620	$630	$640
Adjusted EBITDA	$66.1	$63	$64.5	$66	$72	$74	$76
Free Cash Flow	$23.8	$45	$50	$55	$45	$50	$55

The Company’s 2024 guidance reflects the impact of softening customer demand, channel de-stocking and production cuts during the second half of the year across most of its end markets, continued fixed cost discipline and operational excellence amid reduced end-market demand and excludes any impact from the lawsuit settlement with the former fitness customer.

1 This amount is reduced to approximately $139.0 million after taking into account the $111.0 million of outstanding borrowings under the credit facility as of September 30, 2024.

Additionally, the Company is now expecting its capital expenditures for the full year 2024 will be between $13 and $15 million, reduced from its prior estimate of $15 and $20 million.

THIRD QUARTER 2024 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, November 6, 2024 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 155212.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as labor availability and material cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure, including cybersecurity risks and data leakage risks; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2023. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 23 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, loss on extinguishment of debt, MSA acquisition related costs, field replacement claim, legal costs due to the former fitness customer and costs recognized on step-up of MSA acquired inventory. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

	September 30,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$178	$672
Receivables, net of allowances for doubtful accounts of $430 at September 30, 2024 and $685 at December 31, 2023	54,345	57,445
Inventories, net	61,173	67,782
Tooling in progress	5,626	5,457
Prepaid expenses and other current assets	4,932	3,267
Total current assets	126,254	134,623
Property, plant and equipment, net	163,713	175,745
Goodwill	92,650	92,650
Intangible assets, net	53,467	58,667
Operating lease assets	28,536	32,233
Other long-term assets	1,382	2,743
Total assets	$466,002	$496,661
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$47,990	$46,526
Current portion of operating lease obligation	4,646	5,064
Accrued liabilities:
Salaries, wages, and payroll taxes	6,042	6,368
Profit sharing and bonus	3,182	3,107
Other current liabilities	9,517	10,644
Total current liabilities	71,377	71,709
Bank revolving credit notes	111,045	147,493
Operating lease obligation, less current maturities	25,570	28,606
Deferred compensation, less current portion	4,603	3,816
Deferred income tax liability	12,847	12,606
Other long-term liabilities	2,204	2,453
Total liabilities	$227,646	$266,683
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,302,151 shares issued at September 30, 2024 and 21,853,477 at December 31, 2023	—	—
Additional paid-in-capital	205,750	205,373
Retained earnings	44,115	34,118
Treasury shares at cost, 1,657,818 shares at September 30, 2024 and 1,542,893 at December 31, 2023	(11,509)	(9,513)
Total shareholders’ equity	238,356	229,978
Total	$466,002	$496,661

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$135,392	$158,217	$460,298	$439,843
Cost of sales	118,297	139,197	399,993	388,351
Amortization of intangible assets	1,733	2,173	5,200	5,649
Profit sharing, bonuses, and deferred compensation	2,076	2,346	10,010	8,037
Other selling, general and administrative expenses	7,559	8,608	23,589	22,969
Income from operations	5,727	5,893	21,506	14,837
Interest expense	(2,653)	(3,907)	(8,977)	(7,533)
Loss on extinguishment of debt	—	—	—	(216)
Income before taxes	3,074	1,986	12,529	7,088
Income tax expense	100	554	2,532	1,471
Net income and comprehensive income	$2,974	$1,432	$9,997	$5,617

Earnings per share:
Basic	$0.14	$0.07	$0.49	$0.28
Diluted	$0.14	$0.07	$0.48	$0.27

Weighted average shares outstanding:
Basic	20,715,275	20,439,602	20,601,702	20,416,914
Diluted	21,123,494	20,622,864	20,893,316	20,644,915

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,997	$5,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,927	19,849
Amortization	5,200	5,649
Allowance for doubtful accounts	(255)	127
Inventory excess and obsolescence reserve	(30)	277
Stock-based compensation expense	3,847	3,755
Gain on disposal of property, plant and equipment	(177)	(342)
Deferred compensation	752	(17,433)
Loss on extinguishment of debt	—	216
Non-cash lease expense	4,034	3,348
Other non-cash adjustments	447	202
Changes in operating assets and liabilities:
Accounts receivable	3,355	(6,819)
Inventories	6,639	7,818
Tooling in progress	(169)	2,348
Prepaids and other current assets	(1,694)	(769)
Accounts payable	534	(4,134)
Deferred income taxes	1,454	1,017
Operating lease obligations	(3,792)	(3,119)
Accrued liabilities	(1,222)	(3,911)
Net cash provided by operating activities	51,847	13,696
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(9,753)	(9,814)
Proceeds from sale of property, plant and equipment	108	753
Payment for acquisition, net of cash acquired	—	(88,593)
Net cash used in investing activities	(9,645)	(97,654)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	514,466	454,587
Payments on bank revolving credit notes	(550,914)	(358,411)
Repayments of other long-term debt	(306)	(5,877)
Payments of financing costs	—	(1,206)
Shares withheld for employees' taxes	(3,816)	—
Purchase of treasury stock	(1,996)	(2,661)
Payments on finance leases	(475)	(296)
Proceeds from the exercise of stock options	345	—
Net cash provided by (used in) financing activities	(42,696)	86,136
Net increase (decrease) in cash and cash equivalents	(494)	2,178
Cash and cash equivalents at beginning of period	672	127
Cash and cash equivalents at end of period	$178	$2,305

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income and comprehensive income	$2,974	$1,432	$9,997	$5,617
Interest expense	2,653	3,907	8,977	7,533
Provision for income taxes	100	554	2,532	1,471
Depreciation and amortization	9,482	9,608	28,127	25,498
EBITDA	15,209	15,501	49,633	40,119
Loss on extinguishment of debt	—	—	—	216
MSA acquisition related costs	—	499	—	1,398
Stock-based compensation expense	1,352	1,336	3,847	3,756
Field replacement claim	—	—	—	490
Legal costs due to former fitness customer	501	984	1,740	1,479
Costs recognized on step-up of MSA acquired inventory	—	891	—	891
Adjusted EBITDA	$17,062	$19,211	$55,220	$48,349
Net sales	$135,392	$158,217	$460,298	$439,843
EBITDA Margin	11.2%	9.8%	10.8%	9.1%
Adjusted EBITDA Margin	12.6%	12.1%	12.0%	11.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024		2023		2024		2023
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$2,974	$0.14	$1,432	$0.07	$9,997	$0.48	$5,617	$0.27
Loss on extinguishment of debt	—	—	—	—	—	—	216	0.01
MSA acquisition related costs	—	—	499	0.02	—	—	1,398	0.07
Stock-based compensation expense	1,352	0.06	1,336	0.06	3,847	0.18	3,756	0.18
Field replacement claim	—	—	—	—	—	—	490	0.02
Legal costs due to former fitness customer	501	0.02	984	0.05	1,740	0.08	1,479	0.07
Costs recognized on step-up of MSA acquired inventory	—	—	891	0.04	—	—	891	0.04
Tax effect of above adjustments	(324)	(0.02)	(899)	(0.04)	(977)	(0.06)	(1,993)	(0.10)
Adjusted net income and comprehensive income	$4,503	$0.21	$4,243	$0.21	$14,607	$0.69	$11,854	$0.57

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$17,947	$19,562	$51,847	$13,696
Less: Capital expenditures	2,879	3,494	9,753	9,814
Free cash flow	$15,068	$16,068	$42,094	$3,882